UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 6, 2019

 SELLAS Life Sciences Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 West 38th Street, 10th Floor New York, NY 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

 On July 16, 2018, SELLAS Life Sciences Group, Inc. (the “Company”) issued warrants to purchase up to an aggregate of 11,520,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) with an exercise price per share of $2.10 (the “Existing Warrants”). The Existing Warrants were immediately exercisable and set to expire on July 16, 2023.

On March 6, 2019, the Company entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with one of the holders of the Existing Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holder would cash exercise up to 3,800,000 of its Existing Warrants (the “Investor Warrants”) into shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”). In order to induce the Exercising Holder to cash exercise the Investor Warrants, the Exercise Agreement (i) amends the Investor Warrants to reduce the exercise price per share of the Investor Warrants to $1.10 (provided that the Investor Warrants are exercised prior to May 31, 2019, otherwise such exercise price shall remain $2.10 per share), and (ii) provide for the issuance of new warrants to purchase up to an aggregate of approximately 3,800,000 shares of Common Stock (the “New Warrants”), with such New Warrants to be issued on a share-for-share basis in an amount equal to the number of Exercised Shares underlying any Investor Warrants that are cash exercised by May 31, 2019. The New Warrants are exercisable after the six-month anniversary of issuance and terminate on the five-year anniversary following the initial exercise date. The New Warrants have an exercise price per share of $1.40.

The Existing Warrants and the underlying shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-225140), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on May 23, 2018, which became effective on July 11, 2018, and the related prospectus dated July 12, 2018.

The New Warrants and the shares of Common Stock issuable upon the exercise of the New Warrants are not being registered under the Securities Act, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Approximately 1,150,000 Investor Warrants are contemplated to be exercised contemporaneously with the execution of the Exercise Agreement. Assuming full exercise of the Investor Warrants and subject to the Exercise Agreement, the Company expects to receive aggregate gross proceeds of up to approximately $4.18 million from the cash exercise of the Investor Warrants by the Exercising Holder.

The Company agreed that, subject to certain exceptions, from today until May 20, 2019 or such earlier date that the Company’s Common Stock’s Closing Sale Price (as defined in the New Warrants) exceeds $1.83 (subject to adjustment for forward and reverse stock splits and the like) for a period of 10 consecutive trading days, neither the Company nor any subsidiary of the Company shall issue, enter into any agreement to issue or announce the issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the Exercise Agreement).

The description of terms and conditions of the Exercise Agreement and the New Warrants set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Exercise Agreement and New Warrant, copies of which are attached as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02    Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the New Warrants and the shares of Common Stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02.

Item 3.03    Material Modifications to Rights of Security Holders.

The information contained above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
4.1	Form of New Warrant
10.1	Form of Warrant Exercise Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Date:	March 6, 2019	By:		/s/ Barbara A. Wood
			Name:	Barbara A. Wood
			Title:	Executive Vice President, General Counsel